                           SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]


[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                      LANDRY'S SEAFOOD RESTAURANTS, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                             STEVEN L. SCHEINTHAL
- -------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[_] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


    (1) Title of each class of securities to which transaction applies:

    ---------------------------------------------------------------------------


    (2) Aggregate number of securities to which transaction applies:

    ----------------------------------------------------------------------------


    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    ----------------------------------------------------------------------------



    (4) Proposed maximum aggregate value of transaction:

    ---------------------------------------------------------------------------


* Set forth the amount on which the filing fee is calculated and state how it was determined.


[X] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:  $125.00
                               -------------------------------------------------

    (2) Form, Schedule or Registration Statement No.: Preliminary Proxy
                                                     --------------------------

    (3) Filing Party: Landry's Seafood Restaurants, Inc.
                     ----------------------------------------------------------

    (4) Date Filed: April 29, 1996
                  -------------------------------------------------------------

                         [LANDRY'S LOGO APPEARS HERE]


                                  May 17, 1996



Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders which will be held on June 21, 1996, at 11:00 a.m., local time, at Willie G's Restaurant, 1605 Post Oak Boulevard, Houston, Texas 77056.

     The enclosed notice and proxy statement contain details concerning the business to come before the meeting. You will note that the Board of Directors of the Company recommends a vote "FOR" the election of six Directors to serve terms of offices expiring at the 1997 Annual Meeting of Stockholders and "FOR" the proposed amendment to the Company's Certificate of Incorporation. Please sign and return your proxy card in the enclosed envelope at your earliest convenience to assure that your shares will be represented and voted at the meeting even if you cannot attend.

     The Board of Directors and Management look forward to seeing you at the Annual Meeting.

                                   Very truly yours,

                                   /s/ Tilman J. Fertitta
                                   --------------------------------------
                                   Tilman J. Fertitta
                                   Chairman of the Board,
                                   President and Chief Executive Officer

                       LANDRY'S SEAFOOD RESTAURANTS, INC.
                        1400 POST OAK BLVD., SUITE 1010
                             HOUSTON, TEXAS  77056
                              ___________________

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 21, 1996
                              ___________________

     Notice is hereby given that the Annual Meeting of Stockholders of Landry's Seafood Restaurants, Inc. (the "Company") will be held at Willie G's Restaurant, 1605 Post Oak Boulevard, Houston, Texas 77056, on June 21, 1996, at 11:00 A.M., local time, for the following purposes:

     1. To elect six directors to serve a term of office expiring at the 1997 Annual Meeting of Stockholders and until their successors shall have been elected and qualified;

     2. To consider and act upon the proposal to amend the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock $0.01 par value from 30,000,000 shares to 60,000,000 shares; and

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on April 26, 1996, as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at such meeting or any adjournment(s) thereof. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at such meeting. The stock transfer books will not be closed. A list of stockholders entitled to vote at the Annual Meeting will be available for examination during regular business hours at the corporate office of the Company at 1400 Post Oak Blvd., Suite 1010, Houston, Texas 77056, for 10 days prior to the Annual Meeting.

     You are cordially invited to attend the meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, HOWEVER, YOU ARE URGED TO MARK, SIGN, DATE, AND MAIL THE ENCLOSED FORM OF PROXY PROMPTLY SO THAT YOUR SHARES OF STOCK MAY BE REPRESENTED AND VOTED IN ACCORDANCE WITH YOUR WISHES, EVEN IF YOU CANNOT ATTEND, AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED AT THE MEETING. IN THE EVENT A STOCKHOLDER DECIDES TO ATTEND THE MEETING, HE OR SHE MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

                              BY ORDER OF THE BOARD OF DIRECTORS



                              /s/ Steven L. Scheinthal
                              -------------------------------
                              Steven L. Scheinthal, Secretary
DATED: May 17, 1996

                      LANDRY'S SEAFOOD RESTAURANTS, INC.
                        1400 POST OAK BLVD., SUITE 1010
                             HOUSTON, TEXAS  77056
                              ___________________

                                PROXY STATEMENT
                              ___________________

     This Proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders (the "Meeting") of Landry's Seafood Restaurants, Inc., a Delaware corporation (the "Company"), to be held on June 21, 1996 at 11:00 A.M., local time, at Willie G's Restaurant, 1605 Post Oak Boulevard, Houston, Texas 77056, and any adjournment thereof. The Notice of Annual Meeting, this statement and the accompanying proxy, together with the Company's Annual Report to Stockholders for the year ended December 31, 1995, are first being sent to stockholders on or about May 17, 1996.

     The close of business on April 26, 1996, has been fixed as the Record Date for the determination of stockholders entitled to notice of and to vote at the Meeting. At that date, the Company had outstanding 18,204,220 shares of Common Stock, $.01 par value ("Common Stock"), each of which will be entitled to one vote.

     The cost of soliciting proxies will be borne by the Company. Copies of solicitation material may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of Common Stock, and normal handling charges may be paid for such forwarding service. Solicitation of proxies may be made by mail, personal interview, telephone and facsimile by officers and other management employees of the Company, who will receive no additional compensation for their services.

     The election of directors will be determined by a plurality of the votes cast if a quorum is present and voting, and the amendment to the Certificate of Incorporation must be approved by a majority of all outstanding shares voting for the amendment. Otherwise, an affirmative vote of a majority of shares present and voting at the Meeting is required for approval of all items being submitted to the stockholders for their consideration. The Board of Directors, however, does not anticipate calling for a vote on any matter other than those described above. A majority of the outstanding shares of Common Stock, represented in person or by proxy will constitute a quorum at the Meeting.

     Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for purposes of determining the presence of a quorum. Each is tabulated separately. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by such proxy are not being voted by such stockholder with respect to a particular matter. This may occur, for example, when a broker is not permitted to vote stock held in street name on certain matters in the absence of instructions from the beneficial owner of the stock. The shares subject to any such proxy which are not being voted with respect to a particular matter (the "Non-Voted Shares") will be treated as shares not present and entitled to vote on such matter, although such shares may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum. Shares voted to abstain as to a particular matter will not be considered Non-Voted Shares. Thus, since the election of directors requires a plurality of the shares of Common Stock present in person or by proxy at the Meeting and entitled to vote on such matter, Non-Voted Shares and abstentions will not affect the outcome of the election of directors. Approval of the proposal to amend the Company's Certificate of Incorporation requires the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote on the amendment. Thus, Non-Voted Shares and abstentions with respect to the proposal to amend the Company's Certificate of Incorporation have the legal effect of a vote against such proposal.

                       PROPOSAL I - ELECTION OF DIRECTORS

     The number of directors has been fixed by the Board of Directors at six, pursuant to the By-laws of the Company. The Board of Directors currently consists of six members each of which is standing for re-election. At the meeting, the Common Stock represented by proxies, unless otherwise specified, will be voted for the election of the six nominees hereinafter named. Each nominee will serve until the 1997 Annual Meeting of the Company's stockholders or until their respective successors are duly elected and qualified. A plurality of shares present at the Meeting cast in favor of a nominee is required for the election of each of the nominees listed below. Each of the nominees is currently a director of the Company.

     Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Meeting, the persons named in the enclosed form of Proxy will vote in accordance with their best judgment for a substitute nominee.

     The following information is set forth with respect to the persons nominated for election as a director.

                  NOMINEES FOR ELECTION AT THE ANNUAL MEETING

                                    Director   Term
Name                           Age   Since-   Expires
- -----------------------------  ---  --------  -------
Tilman J. Fertitta/(1)(3)/      38      1993     1996
E.A. "Al" Jaksa, Jr./(3)/       49      1993     1996
Steven L. Scheinthal/(3)/       34      1993     1996
Paul S. West/(3)/               37      1994     1996
James E. Masucci/(1)(2)(4)/     63      1993     1996
Joe Max Taylor/(1)(2)(4)/       63      1993     1996

_________________
/(1)/  Member of Audit Committee
/(2)/  Member of Compensation Committee
/(3)/  Member of Executive Committee/
/(4)/  Member of Stock Option Committee

     MR. FERTITTA has served as President and Chief Executive Officer of the Company since 1987. In 1988, he became the controlling stockholder and assumed full responsibility for all of the Company's operations. Prior to serving as President and Chief Executive Officer of the Company, Mr. Fertitta devoted his full time to the control and operation of a hospitality and development company. Mr. Fertitta is a director of the Mobil Cotton Bowl, an advisory director of the Houston Rockets National Basketball

Association team and serves on the boards of the Variety Club, Houston Livestock Show and Rodeo, Crohn's and Colitis Foundation, the Better Business Bureau of Houston, and the Childress Foundation.

     MR. JAKSA has served as the Executive Vice President and Chief Operating Officer of the Company since 1988. His primary responsibilities are new site selection, lease negotiations and restaurant construction and development. Before joining the Company, Mr. Jaksa served as President of Richmark Bancshares in Houston, Texas for five years. Mr. Jaksa is a licensed real estate broker in Texas and has owned and operated his own real estate firm and construction company.

     MR. SCHEINTHAL has served as Vice President of Administration, General Counsel and Secretary to the Company since September 1992. He devotes a substantial amount of time to lease and contract negotiations and is primarily responsible for the Company's compliance with all federal, state and local ordinances. Prior to joining the Company, he was a partner in the law firm of Stumpf & Falgout in Houston, Texas. Mr. Scheinthal represented the Company for approximately five years before joining the Company. He has been licensed to practice law in the state of Texas since 1984.

     MR. WEST has served as Vice President-Finance and Chief Financial Officer of the Company since June 1993. Prior to joining the Company, Mr. West was a senior manager at Deloitte & Touche and a leader of their Restaurant/Entertainment Advisors Group in Dallas, Texas. He was responsible for numerous restaurant audits and consulting engagements and performed the annual restaurant industry operations survey and study on behalf of the National Restaurant Association and many state restaurant associations. Mr. West had been engaged in public accounting and auditing since 1981, and a certified public accountant since 1983.

     MR. MASUCCI has been employed by Capital Cities/ABC since 1956. He presently serves as President and General Manager of KTRK-TV, an owned station of Capital Cities/ABC in Houston, Texas, a position he has held since August 1990. Prior to serving as President, Mr. Masucci served in various executive positions with KTRK-TV and has served as Division Vice President and Vice President of the Broadcast Division of Capital Cities/ABC.

     MR. TAYLOR is a director and member of the Executive Committee of American National Insurance Company, a publicly traded insurance company. He also serves on the Board and Audit Committee of the Transitional Learning Center of Galveston and is President and a member of the Executive Committee of Moody Gardens, Inc., which operates a public resort and entertainment facility in Galveston, Texas. Mr. Taylor is also the chief law enforcement administrator for Galveston County, Texas and serves on the Galveston County Pre-Trial Board as well as the Board of Directors of Harbourview Care Center.

     There were four meetings of the Board of Directors held during the 12 months ended December 31, 1995. All of the Board members attended 75% or more of the meetings of the Board and committees of the Board on which they were members.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" EACH NOMINEE FOR THE BOARD OF DIRECTORS.

EXECUTIVE OFFICERS
- ------------------

     In addition to Messrs. Fertitta, Jaksa, Scheinthal and West, for which information is provided above, the following persons are executive officers of the Company:



       Name         Age                 Position
- ------------------  ---  ---------------------------------------
Richard E. Ervin     40  Vice President of Restaurant Operations
Sarah A. Veach       36    Controller of Restaurant Operations


     Mr. Ervin has served as Vice President of Restaurant Operations since 1991. Prior to that time, he was the Vice-President of Internal Controls and Director of Beverage Operations. He has 15 years of experience in high volume, multi-unit food and beverage operations. His experience includes new restaurant development and employee training programs.

     Ms. Veach has served as Controller of Restaurant Operations since January 1990. Prior to joining the Company in 1989 as an accountant, she worked as controller for American General Investment Corp. and as a tax associate for the accounting firm of Coopers & Lybrand L.L.P.

                      COMMITTEES OF THE BOARD OF DIRECTORS

     The Company has an Executive Committee, an Audit Committee, a Compensation Committee, and a Stock Option Committee. The Executive Committee has and may exercise all of the authority of the Board of Directors with respect to the management of the Company's business, except with respect to certain specified matters that by law, the Certificate of Incorporation or By-laws must be approved by the entire Board of Directors. The Executive Committee met 14 times during 1995. All actions taken by the Executive Committee were ratified unanimously by the full Board of Directors. The Audit Committee is responsible for (i) reviewing the scope of, and the fees for, the annual audit, (ii) reviewing with the independent accountants the corporate accounting practices and policies and recommending to whom reports should be submitted within the Company, (iii) reviewing with the independent accountants their final report,
(iv) meeting with internal and independent accountants during the year for consultation purposes, and (v) being available to the independent accountants during the year for consultation purposes. The Audit Committee met on one occasion in 1995. The Compensation Committee determines the compensation of the officers of the Company and performs other similar functions. The Compensation Committee met one time in 1995. The Stock Option Committee grants options under the Company's Stock Option Plans and also determines whether additional options should be granted to deserving key employees. The Stock Option Committee met on four occasions in 1995. The Company does not have a nominating committee.


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries or had any relationship requiring disclosure pursuant to Item 404 of the SEC Regulation S-K. No executive officer of the Company served as a member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the entire Board of Directors) of another corporation, one of whose executive officers served on the Compensation Committee. No executive officer of the Company served as a director of another corporation, one of whose executive officers served on the Compensation Committee. No executive officer of the Company served as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another corporation, one of whose executive officers served as a director of the Company.


                           COMPENSATION OF DIRECTORS

     Directors of the Company who are not executive officers receive Director's fees of $18,000 per year, plus the expenses incurred by them on behalf of the Company. Each non-employee director has received stock options to acquire 12,000 shares of Common Stock under the Director's Plan. The Director's Plan provides for the granting of nonqualified stock options to non-employee directors of the Company. Pursuant to the Director's Plan, 80,000 shares of Common Stock are reserved for issuance to eligible non-employee directors of the Company or its subsidiaries. The Director's Plan is administered by the President of the Company and requires that the purchase price under each option must not be less than 100% of the fair market value (as defined in the Director's Plan) of the Common Stock at the time of the grant of the option. Full payment for shares purchased upon exercise of an option must be made at the time of exercise and no shares may be issued until full payment is made.
Options granted pursuant to the Director's Plan generally vest in five installments beginning no earlier than the first anniversary of the date of grant, and the options expire 10 years from the grant date. The Director's Plan provides that an option agreement may include a provision for permitting an optionee the right to deliver previously owned shares of Common Stock in partial or full payment for shares to be purchased upon exercise of an option. Pursuant to the Director's Plan, each non-employee director initially received an option to purchase 10,000 shares of Common Stock at $6 per share and received an option to purchase 10,000 shares at $19.75 per share upon their re-election in 1995.
In 1995, the Director's Plan was amended to provide that each non-employee director who received a grant of an option on the date such person was elected as director would receive an additional option in the amount of 2,000 shares each time such person was re-elected for an additional term as director.


                         COMPLIANCE WITH SECTION 16(A)

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and holders of more than 10% of the Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock. The Company believes, based solely on a review of the copies of such reports furnished to the Company and written representations, that no other reports were required and that during the preceding fiscal year all of the Company's directors, officers and holders of more than 10% of its Common Stock complied with all Section 16(a) filing requirements.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth, as of the Record Date certain information regarding the beneficial ownership of the Company's Common Stock by (a) each person known to the Company to own beneficially more than five percent of the outstanding shares of the Company's Common Stock, (b) each director of the Company, (c) each executive officer named in the Summary Compensation Table below, and (d) all executive officers and directors of the Company as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned. The address of each of Messrs. Fertitta, Jaksa, Scheinthal, West, Ervin, Masucci and Taylor is 1400 Post Oak Blvd., Suite 1010, Houston, Texas 77056.

                                                 Shares Beneficially Owned
                                               -----------------------------

        Name of Beneficial Owner               Number                Percent
        ------------------------               ------                -------
Tilman J. Fertitta/(1)/                       4,800,000                 26.1%
E. A. Jaksa, Jr/(1)/.                            72,500                 *
Steven L. Scheinthal/(1)/                        28,500                 *
Paul S. West                                     44,500                 *
James E. Masucci/(1)/                             4,000                 *
Joe Max Taylor                                      -0-                 *
Richard E. Ervin/(1)/                            10,000                 *
Putnam Investments, Inc./(2)/                 2,384,430                 13.1%
The TCW Group, Inc./(3)/                        924,100                  5.1%
Wellington Management Company/(4)/              993,200                  5.5%
All officers and directors as a
 group/(1)/ (8 persons)                       4,949,500                 26.8%


__________________________
*    Less than 1%.
/(1) /Includes 200,000, 72,500, 27,500, 4,000 and 10,000 shares subject to options which are, or become, exercisable within 60 days of the Record
     Date.
/(2)/ The Company has been informed by Putnam Investments, Inc. ("Putnam") that certain Putnam investment managers (together with their parent corporations, Putnam and Marsh & McLennan Companies), are considered "beneficial owners" in the aggregate of 2,384,430 shares, or 13.1%, of the Company's Common Stock. Such shares were acquired for investment purposes by such investment managers for certain of their advisory clients. The information set forth in this table has been provided to the Company by Putnam as reported on its Schedule 13G filed with the SEC. Putnam's address is One Post Office Square, 10th Floor, Boston, Massachusetts 02109.
/(3)/ Based on a Schedule 13G filed in February 1996, The TCW Group, Inc.
     ("TCW") is considered "beneficial owner" in the aggregate of 924,100 shares or 5.1% of the Company's Common Stock, although no Common Stock is held directly by TCW. TCW's address is 865 South Figueroa Street, Los Angeles, California 90017.
/(4)/ Based on Schedule 13G filed in February 1996, 993,200 shares of Common
     Stock of the Company are owned by various investment advisory clients of Wellington Management Company ("WMC") which is deemed beneficial owner of shares only by virtue of direct or indirect investment and/or voting discretion it possesses pursuant to the provisions of investment advisory agreements with such clients. WMC's address is 75 State Street, Boston, Massachusetts 02109.

                             EXECUTIVE COMPENSATION

     The following table sets forth in summary, compensation paid by the Company and its subsidiaries for the year ended December 31, 1995 to executive officers of the Company whose cash compensation exceeded $100,000:


SUMMARY COMPENSATION TABLE

                                                                                    Long Term
                                                                                  Compensation
                                               Annual Compensation                    Awards
                                           --------------------------------   ---------------------
                                                          Salary     Bonus    Securities Underlying
Name and Principal Position                 Year            ($)       ($)     Options/SARS (#)/(2)/
- ---------------------------                 ----          -------   -------   ---------------------

Tilman J. Fertitta/(1)/                     1995          461,540       -0-         600,000
     President and Chief                    1994          448,084   100,000             -0-
     Executive Officer                      1993          384,462    75,000             -0-
E. A. "Al" Jaksa,Jr/(1)/.                   1995          169,231       -0-         120,000
     Executive Vice President               1994          148,077   100,000         150,000
     and Chief Operating Officer            1993          112,019   100,000         200,000
Steven L. Scheinthal/(1)/                   1995          126,693       -0-          60,000
     Vice President, Secretary              1994          118,694    50,000          40,000
     and General Counsel                    1993          107,500    23,000         100,000
Paul S. West/(1)/                           1995          117,694       -0-          60,000
     Vice President-Finance and             1994          108,851    50,000          30,000
     Chief Financial Officer                1993           51,153    22,000          66,000
Richard E. Ervin/(1)/                       1995           92,493    25,000          30,000
     Vice President of Restaurant           1994           78,463    35,000          10,000
     Operations                             1993           52,570     2,000          40,000
- --------------------------

/(1)/ These executive officers receive personal benefits in addition to salary.
     However, the Company has concluded that the aggregate amount of such personal benefits do not exceed the lesser of $50,000 or 10% of annual salary and bonus reported for each such executive.
/(2)/ Reflects a 2-for-1 stock split in the form of a dividend in June 1995.

  The following table provides details regarding stock options granted in 1995 to executive officers named in the Summary Compensation Table. In addition, in accordance with SEC rules, the hypothetical gains are shown that would exist for the respective options based on assumed rates of annual compounded growth in the stock price of 5% and 10% from the date the options were granted over the full option term. The actual value, if any, an executive may realize will depend on the spread between the market price and the exercise price on the date the options are exercised.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                            Potential Realizable
                                                                                                              Value at Assumed
                                                                                                            Annual Rates of Stock
                                                                                                           Price Appreciation for
                                       Individual Grants                                                    Option Term/ (3)/
- ----------------------------------------------------------------------------------------------           -------------------------

(a)                                  (b)               (c)                (d)          (e)                (f)                 (g)

                                    No of
                                  Securities        % of Total
                                  Underlying         Options
                                   Options     Granted to Employees   Exercise or
                                   Granted          in Fiscal         Base Price    Expiration
Name                                 (#)               Year             ($/Sh)         Date             5%  ($)       10% ($)
- ----                              --------     -------------------    -----------   ----------          -------       -------
Tilman J. Fertitta/(2)(4)/          600,000          45%              16.75           4-27-06          6,320,387    16,017,110

E. A. "Al" Jaksa, Jr./(1)(4)/       120,000           9%              13.00           3-21-06            981,075     2,486,238

Steven L. Scheinthal/(1)(4)/         60,000         4.5%              13.00           3-21-06            490,538     1,243,119

Paul S. West/(1)(4)/                 60,000         4.5%              13.00           3-21-06            490,538     1,243,119

Richard E. Ervin/(1)(4)/             30,000         2.3%              13.00           3-21-06            245,269       621,559
All Stockholders/(4)(5)/              n/a           n/a                n/a              n/a          501,804,456   798,916,015
===============================================================================================================================

__________________________

/(1)/ Stock options issued in 1995 to executive officers were issued under the
      1993 Stock Option Plan.
/(2)/ Stock options issued in 1995 were issued under the 1995 Landry's Seafood
      Restaurants' Plan.
/(3)/ Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the SEC's rules and are not intended to forecast future price appreciation of the Common Stock of the Company. The gains reflect a future value based upon growth at these prescribed rates. The Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. Actual gains, if any, on the exercise of stock options are dependent on the future performance of the Common Stock, overall market conditions and the option holders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved .
/(4)/ Reflects a 2-for-1 stock split in the form of a dividend in June 1995. /(5)/ The potential realizable gain to all stockholders (based on 18,050,520 shares outstanding and a fair market value of $17.06 per share on December 31, 1995 and 5% and 10% assumed annual rates of appreciation over a term of ten years, commencing on January 1, 1996), is provided as a comparison to the potential gain realized by the named executive officers at the same assumed annual rates of stock appreciation.

  The following table shows the number of shares covered by both exercisable and unexercisable stock options held by executive officers named in the Summary Compensation Table at December 31, 1995. Also reported are the value for the "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the price of the Common Stock as of December 31, 1995.

              AGGREGATED OPTIONS/SAR EXERCISED IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION/SAR VALUES



                                                                                                 Value of unexercised
                                                                   Number of unexercised         in-the-money options
                                                                     options at fiscal             at fiscal year
                                                                          year end                     end/(2)/
                                                                --------------------------      ----------------------
                                                   Value
                          Shares Acquired      Realized/(2)/
     Name                 on Exercise/(1)/          ($)         Exercisable   Unexercisable   Exercisable   Unexercisable
     ----                 ----------------     ------------     -----------   -------------   -----------   -------------
Tilman J. Fertitta              ----            ---                   ---       600,000           ---       $  186,000

E.A. "Al" Jaksa, Jr.           20,000        221,200                   ---      320,000           ---       $1,700,800

Steven L. Scheinthal           16,250        179,725                   ---      148,750           ---       $  970,919

Paul S. West                   10,250        113,416                   ---      120,750           ---       $  731,099

Richard E. Ervin               10,000        110,650                   ---       70,000           ---       $  318,575
====================================================================================================================================

__________________________


(1)  Reflects a 2-for-1 stock split in the form of a dividend in June 1995.
(2) The values were determined on the basis of the closing Common Stock price of $17.06 on December 31, 1995, and equals the aggregate amount by which the market value of the option shares exceeded the exercise price of outstanding options.


                              EMPLOYMENT AGREEMENT

     The Company and Tilman J. Fertitta are parties to an Employment Agreement (the "Employment Agreement") pursuant to which Mr. Fertitta has agreed to serve as President and Chief Executive Officer of the Company to December 31, 1996, and is subject to automatic three-year extensions. The Employment Agreement provides that Mr. Fertitta will devote substantially all of his time and attention to the business and affairs of the Company and will receive, among other things, an annual base salary in the amount of, no less than $425,000, annual cash bonuses in amounts determined by the Board of Directors and the inclusion of Mr. Fertitta in all plans and programs of the Company made available to the Company's executives and other salaried employees generally, including group life insurance, accidental death and dismemberment insurance, hospitalization, long-term disability, vacations and holidays. Mr. Fertitta will also be entitled to life insurance and certain other benefits and perquisites in addition to those made available to the Company's management generally, including use of a Company automobile, and certain club memberships.

     In the event Mr. Fertitta's employment is terminated as a result of his death or disability (as defined in the Employment Agreement), he, or his legal representative, will receive, among other payments, all amounts owed under his Employment Agreement as of the date of his death or disability. In the event Mr. Fertitta's employment is terminated (i) by him other than for Good Reason (as defined in the Employment Agreement) or (ii) by the Company for Cause (as defined in the Employment Agreement), Mr. Fertitta will receive all amounts owed to him under his Employment Agreement as of the date of termination. In the event Mr. Fertitta's employment is terminated (i) by the Company other than for Cause or (ii) by Mr. Fertitta for Good Reason (including the Company's failure to perform certain material obligations under the Employment Agreement, material reduction in Mr. Fertitta's responsibilities, and Change of Control, as defined in the Employment Agreement), Mr. Fertitta will receive a lump sum payment equal to the full amount payable under the Employment Agreement. The Employment Agreement provides that during the period ending two years after the expiration of its term, Mr. Fertitta will not compete with the Company in the seafood restaurant business.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     In August 1993, the Board of Directors established a Compensation Committee to review and approve the compensation levels of members of management, evaluate the performance of management, consider management succession and consider any related matters for the Company. The Committee is charged with reviewing with the Board of Directors in detail all aspects of compensation for the executive officers of the Company.

     The philosophy of the Company's compensation program is to employ, retain and reward executives capable of leading the Company in achieving its business objectives. These objectives include creating and then preserving strong financial performance, increasing the assets of the Company, positioning the Company's assets and business operations in geographic markets and industry segments offering long-term growth opportunities, enhancing stockholder value and ensuring the survival of the Company. The accomplishment of these objectives is measured against conditions prevalent in the industry within which the Company operates. In recent years these conditions reflect a highly competitive market environment and rapidly changing regional geographic and overall industry market conditions.

     The available forms of executive compensation include base salary, cash bonus awards and incentive stock options. Performance of the Company is a key consideration. The Company's compensation policy recognizes, however, that stock price performance is only one measure of performance and, given industry business conditions and the long term strategic direction and goals of the Company, it may not necessarily be the best current measure of executive performance. Therefore, the Company's compensation policy also gives consideration to the Company's achievement of specified business objectives when determining executive officer compensation. An additional objective of the Compensation Committee has been to reward executive officers with equity compensation in addition to salary in keeping with the Company's overall compensation philosophy, which attempts to place equity in the hands of its employees in an effort to further instill stockholder considerations and values in the actions of all the employees and executive officers.

     Compensation paid to executive officers is based upon a Company wide salary structure consistent for each position relative to its authority and responsibility compared to industry peers. Stock option awards in fiscal 1995 were used to reward executive officers and to retain them through the potential of capital gains and equity buildup in the Company. The number of stock options granted is determined by the subjective evaluation of the executive's ability to influence the Company's long term growth and profitability. The Board of Directors believes the award of options represents an effective incentive to create value for the stockholders.

     The Compensation Committee considered a number of factors in approving the CEO's compensation for 1995. In addition to stock price performance, the factors considered by the Compensation Committee included an evaluation of CEO compensation levels for other comparable companies in the industry, the achievement of specified business objectives during the prior fiscal year, including increasing the number of Company restaurants, improving revenues, income and operating cash flow, and that he capably managed the Company's growth as a publicly held company. Based on these considerations, a fiscal 1995 salary level of $461,540 was judged by the Compensation Committee to be fair and appropriate for the most senior executive officer of the Company taking into account the level of salary compensation paid to other officers of the Company and in comparison to the CEO's industry peers. During fiscal 1995, the Company's revenues and operating cash flows increased significantly. In addition, the Company's stock price increased from the initial public offering price of $6 per share in August 1993 to $17.06 per share as of December 31, 1995, an increase of 184%.

                                           COMPENSATION COMMITTEE

                                           James E. Masucci
                                           Joe Max Taylor

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Performance Graph and the previous Report of the Compensation Committee of Landry's Seafood Restaurants, Inc. on Executive Compensation shall not be incorporated by reference into any such filings.


                               PERFORMANCE GRAPH

     The following line graph compares the Company's cumulative total stockholder return with the cumulative total stockholder return of the Dow Jones Equity Market Index and the Dow Jones Restaurant Index since the Company's initial public offering on August 18, 1993, assuming in each case an initial investment of $100 on August 18, 1993:


                  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
                 LANDRY'S SEAFOOD RESTAURANTS, INC., DOW JONES
              EQUITY MARKET INDEX, AND DOWN JONES RESTAURANT INDEX






                             [CHART APPEARS HERE]





                     08/18/93  12/31/93  12/31/94  12/31/95

Dow Jones Equity          100       102       100       134

Dow Jones                 100       104        98       139
Restaurant
Landry's Seafood          100       200       236       284
Restaurants, Inc.
- -----------------------------------------------------------


                   PROPOSAL II - AMENDMENT TO CERTIFICATE OF
                      INCORPORATION TO INCREASE THE NUMBER
                              OF AUTHORIZED SHARES

  The Board of Directors proposes an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 30,000,000 to 60,000,000 shares. At the Record Date, there were 18,204,220 shares of Common Stock issued and outstanding and an additional 2,751,520 shares of Common Stock were reserved for future issuance upon the exercise of stock options issued by the Company. At the Record Date, there were approximately 9,044,260 shares of Common Stock available for general corporate purposes including future financing and corporate actions involving Common Stock such as stock splits, stock dividends, mergers, acquisitions, etc. If the proposed amendment to the Certificate of Incorporation is adopted there will be available for issuance by the Company authorized and unreserved shares of Common Stock.

  On April 18, 1996, the Company announced a proposed merger with the Bayport Restaurant Group, Inc. pursuant to which the Company will issue approximately
2.03 million shares of Common Stock to holders of Bayport Common Stock and will reserve for issuance approximately 700,000 shares of Common Stock for conversion or the exercise of Bayport preferred stock, options and warrants. There is no assurance such merger will be consummated. The Company has no other plans, understandings, or agreements for the issuance or use of the additional shares of Common Stock proposed to be authorized. However, the Board of Directors believes that the proposed increase in the number of authorized shares of Common Stock is desirable in order to enable the Company, as the need may arise, to take prompt advantage of market conditions and to enhance the Company's flexibility in connection with possible future actions, such as stock splits, stock dividends, financings, investment opportunities, acquisitions, use in employee benefit plans, or other corporate purposes. However, stockholders should note that the issuance of shares for any of these corporate purposes could have the effect of diluting the current stockholder's interest in the Company.

  Unless required by applicable laws or regulations, no further authorization by vote of stockholders will be solicited for the issuance of the additional shares of Common Stock. This proposed amendment is not intended to have an anti-takeover effect. However, stockholders should note that the availability of additional shares of Common Stock could make any attempt to gain control of the Company or the Board of Directors more difficult, costly, or time-consuming. Under certain circumstances, the Board of Directors could create voting impediments or frustrate persons seeking to effect a takeover or otherwise gain control of the Company, by causing such shares to be issued to a holder or holders who might side with the Board of Directors in opposing a takeover bid that the Board of Directors determines is not in the best interests of the Company and its stockholders.

  The adoption of this amendment to the Certificate of Incorporation will require the affirmative vote of a majority of the outstanding shares of Common Stock. As of the Record Date, officers and directors of the Company owned, in the aggregate, 4,645,500 shares or 25.3% of the outstanding shares of Common Stock. Such officers and directors have informed the Company that they will vote their shares for the proposed amendment.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION OF THE COMPANY TO INCREASE THE NUMBER OF AUTHORIZED SHARES.

                             CERTAIN TRANSACTIONS

  The policy of the Company is, to the extent practicable, to avoid transactions (except those which are employment related) with officers, directors, and affiliates. In any event, any such transactions will be entered into on terms no less favorable to the Company than could be obtained from third parties, and such transactions will be approved by a majority of the disinterested directors of the Company.

  The Company was incorporated in June 1993 to acquire all of the equity interest of certain corporate and partnership entities (the "Predecessor Subsidiaries"). Prior to the reorganization, Mr. Fertitta owned 100% of the aggregate outstanding common stock and/or partnership interests, as applicable, of the Predecessor Subsidiaries. Under the terms of the reorganization, Mr. Fertitta exchanged his interest in the Predecessor Subsidiaries for 8,400,00 shares of Common Stock, 1,400,000 of which were sold pursuant to the initial public offering. Pursuant to a Common Stock offering in March 1994, Mr. Fertitta sold 1,210,000 shares of Common Stock and he sold a further 1,190,000 shares in another Common Stock offering in April and May 1995. As of the Record Date, Mr. Fertitta owned approximately 25.39% of the outstanding shares of Common Stock.

  At various times, Mr. Fertitta has personally guaranteed a portion of the Company's borrowings. Mr. Fertitta has also guaranteed the obligations of the Company under certain of the Company's leases.

  Effective January 1, 1996, the Company entered into a Consulting Service Agreement (the "Agreement") with Fertitta Hospitality, Inc. ("Fertitta Hospitality"), which is jointly owned by Mr. Fertitta and his wife. Pursuant to the Agreement, the Company provides limited consulting services to Fertitta Hospitality with respect to management and operational matters, administrative and personnel matters, and matters relating to construction and renovation of hotel projects which may be operated by Fertitta Hospitality. The Company receives a consulting fee of $2,500 per month under the Agreement plus the reimbursement of all out-of-pocket expenses and such additional compensation as may be agreed upon. The Agreement provides for a one-year term which is automatically renewed unless either party terminates the Agreement upon 30 days written notice to the other party.

  The foregoing transactions were entered into between related parties and were not the result of arms-length negotiations. Accordingly, the terms of these transactions may have been more or less favorable to the Company than might have been obtained from unaffiliated third parties. The Company believes that the terms of each of the above transactions were at least as favorable to the Company as those which could have been obtained in arm's-length transactions with an unaffiliated party. Any future transactions with affiliated parties will be approved by a majority of the Company's disinterested directors and will be on terms no less favorable than those that the Company could obtain from unaffiliated third parties.


                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

  The Company's independent public accountants for the fiscal year ended December 31, 1995, were, and for the fiscal year ending December 31, 1996, will be the firm of Arthur Andersen LLP. It is expected that one or more representatives of such firm will attend the Annual Meeting. Such representatives will be given an opportunity to make statements at the Annual Meeting, if they so desire, and are expected to be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

  Any stockholder who intends to present a proposal at the 1997 Annual Meeting of Stockholders for inclusion in the Proxy Statement and form of proxy relating to that meeting is advised that the proposal must be received by the Company at its principal executive offices not later than December 31, 1996. The Company will not be required to include in its proxy statement or form of proxy a stockholder proposal which is received after that date or which otherwise fails to meet requirements for stockholder proposals established by regulations of the Securities and Exchange Commission.


                                 OTHER MATTERS

  The solicitation of proxies is made by and on behalf of the Board of Directors. The cost of the solicitation will be borne by the Company, including the reasonable expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners. In addition to solicitation by mail, proxies may be solicited by telephone, telegraph or personally. Proxies may be solicited by directors, officers and employees of the Company without additional compensation.

  If the enclosed proxy is executed and returned, the shares represented thereby will be voted in accordance with any specifications made by the stockholder. In the absence of any such specification, they will be voted to elect the directors as set forth under "Election of Directors" above and in favor of Proposal II.

  The presence of a stockholder at the meeting will not operate to revoke his/her proxy. A proxy may be revoked at any time insofar as it has not been exercised by giving written notice to the Company or by voting in person at the meeting.

  If any other matters shall come before the meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their judgment. The Board of Directors does not know of any other matters which will be presented for action at the meeting.


                                   FORM 10-K

  THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON REQUEST OF ANY SUCH PERSON, A COPY OF THE ANNUAL REPORT OF THE COMPANY ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, BUT NOT THE EXHIBITS. REQUESTS FOR COPIES OF SUCH REPORT SHOULD BE DIRECTED TO STEVEN L. SCHEINTHAL, SECRETARY, LANDRY'S SEAFOOD RESTAURANTS, INC., 1400 POST OAK BOULEVARD, SUITE 1010, HOUSTON, TEXAS 77056. COPIES OF ANY EXHIBIT TO THE FORM 10-K WILL BE FORWARDED UPON RECEIPT OF A WRITTEN REQUEST THEREFORE ADDRESSED TO MR. SCHEINTHAL.

  EACH STOCKHOLDER WHO DOES NOT EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON IS URGED TO EXECUTE THE PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.


                                By Order of the Board of Directors,




                                /s/ Steven L. Scheinthal
                                -----------------------------------
                                Steven L. Scheinthal
                                Secretary

May 17, 1996

                      LANDRY'S SEAFOOD RESTAURANTS, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  Tilman J. Fertitta, E.A. Jaksa, Jr., Paul S. West and Steven L. Scheinthal or any of them, with power of substitution of each, are hereby authorized to represent the undersigned at the Annual Meeting of Stockholders of Landry's Seafood Restaurants, Inc., to be held at Willie G's Restaurant, 1605 Post Oak Boulevard, Houston, Texas 77056, on June 21, 1996, at 11:00 a.m., and any adjournment thereof, and to vote the number of shares which the undersigned would be entitled to vote if personally present.
  To vote in accordance with the Board of Directors' recommendations just sign the reverse side; no boxes need be checked.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)



A[X]PLEASE MARK YOUR                                                                      |
    VOTES AS IN THIS                                                                      |___
    EXAMPLE

                  FOR     WITHHELD   NOMINEES: Tilman J. Fertitta                                           FOR   AGAINST   ABSTAIN
 A. ELECTION      [ ]        [ ]               E. A. "Al" Jaksa, Jr.     2. Proposal to amend Certificate   [ ]     [ ]       [ ]
    OF                                         Steven L. Scheinthal         of Incorporation to increase
    DIRECTORS                                  Paul S. West                 authorized shares.
    For all nominees except as noted below:    James E. Masucci          3. In their discretion, upon such
                                               Joe Max Taylor               other matters as properly may
                                                                            come before the meeting.

                                                                         PLEASE DO NOT FOLD OR MUTILATE THIS CARD

   [ ]___________________________________                                THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS
                                                                         DIRECTED.  IF NO CONTRARY INSTRUCTION IS GIVEN, THE SHARES
                                                                         WILL BE VOTED FOR THE ELECTION OF THE NOMINEES, AND FOR
                                                                         PROPOSAL 2.  ON ANY OTHER MATTERS THAT MAY COME
                                                                         BEFORE THE MEETING,  THE PROXY WILL BE VOTED IN DISCRETION
                                                                         OF THE ABOVE-NAMED PERSON.

                                                                         PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
                                                                         PROMPTLY USING THE ENCLOSED ENVELOPE.

                                                                         PLEASE SIGN EXACTLY AS NAME APPEARS TO THE LEFT.


   SIGNATURE_________________________  DATE_______________   SIGNATURE__________________________  DATE________________
                                                                       SIGNATURE IF HELD JOINTLY

   Note:  Please sign exactly as name appears.  Joint owners should each sign. Executor, Administrator, or Guardian, please give full title as such.  If owner is a corporation, please sign with the full corporation name by duly authorized officer or officers.
